Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EQUITY BANCSHARES, INC.,

WINSTON MERGER SUB, INC.

AND

FRONTIER HOLDINGS, LLC.

Dated as of August 29, 2025

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Support Agreement

Exhibit C	Form of Bank Merger Agreement

Exhibit D	Form of Director Release

Exhibit E	Form of Officer Release

Exhibit F	Form of Employment Agreement

SCHEDULES

Frontier Confidential Schedules

EQBK Confidential Schedules

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of August 29, 2025, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Winston Merger Sub, Inc. (“Merger Sub”), a Nebraska corporation and wholly-owned subsidiary of EQBK, and Frontier Holdings, LLC. (“Frontier”), a Nebraska limited liability company and registered financial holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, Frontier owns all of the common stock of Frontier Bank, a Nebraska state bank with its principal office in Omaha, Nebraska (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of Frontier (the “Frontier Board”) have determined that it is advisable and in the best interests of their respective companies, the shareholders of EQBK, and unitholders of Frontier to consummate the strategic business combination transaction provided for in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, EQBK will acquire Frontier through the merger of Merger Sub with and into Frontier (the “Merger”), with Frontier surviving as a wholly owned subsidiary of EQBK;

WHEREAS, immediately following, and in connection with, the Merger, EQBK will cause Frontier to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain members of Frontier have each entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), whereby such members of Frontier have agreed to vote their Frontier Units (as defined herein) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain of the members of Frontier have entered into Support Agreements in the form attached hereto as Exhibit B (the “Support Agreement”) in connection with the Merger;

WHEREAS, it is intended that the Integrated Mergers together be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations §§1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state Law); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into Frontier. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Frontier in accordance with Section 21-171 of the Nebraska Uniform Limited Liability Company Act (the “RULLCA”) and Section 21-2,162 of the Nebraska Model Business Corporation Act (the “MBCA”). Frontier will be the surviving entity in the Merger (the “Surviving Entity”) and will continue its corporate existence under the MBCA. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in the RULLCA and the MBCA. The name of the Surviving Entity will be “Frontier Holdings, LLC.”

Section 1.03 Certificate of Organization and Operating Agreement. At the Effective Time, the articles of organization and operating agreement of Frontier (the “Frontier Operating Agreement”), as in effect immediately before the Effective Time, will be the certificate of organization and operating agreement of the Surviving Entity until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers; Manager. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Entity and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of organization and operating agreement of the Surviving Entity or as otherwise provided by Law. At the Effective Time, the Surviving Entity shall appoint EQBK to act as its manager.

Section 1.05 Effect on Capital Stock/Units. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, Frontier or any holder of record of the following securities/interests:

(a) Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock” and together with the EQBK Class A Stock, the “EQBK Stock”) issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each unit of Frontier (each a “Frontier Unit” and collectively the “Frontier Units”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Units, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:

(i) a number of shares of EQBK Class A Stock equal to the Exchange Ratio; and

(ii) the Per Unit Cash Amount (the aggregate consideration described in clauses (i) and (ii), such per unit amount, the “Per Unit Merger Consideration,” and in the aggregate for all holders of Frontier Units entitled to receive the Per Unit Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(c) At the Effective Time, each Frontier Unit converted into the right to receive the Per Unit Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Frontier Units shall thereafter cease to have any rights with respect to such Frontier Units, except the right to receive the Per Unit Merger Consideration for such units.

(d) Any Frontier Units that are owned immediately prior to the Effective Time by Frontier, EQBK or their respective Subsidiaries (other than (i) Frontier Units held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) Frontier Units held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Units”).

(e) No certificates representing a fractional share of EQBK Class A Stock shall be issued by EQBK. In lieu of any fractional share, each holder of Frontier Units entitled to a fractional share, upon surrender of such Frontier Units, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by the closing price of EQBK Class A Stock as of the Calculation Date.

(f) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of Frontier Units shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

(g) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable unit of the Surviving Entity.

Section 1.06 Calculation of Consideration. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Adjusted Cash Amount” means an amount equal to the difference between (i) $32,500,000, minus (ii) the Equity Adjustment.

(b) “Adjusted Equity” means the Frontier Equity as adjusted to reflect the payment of or accrual for all Frontier Merger Costs.

(c) “Calculation Date” means the last day of the month immediately preceding the month during which the Closing Date occurs, or such other date as mutually agreeable to the parties hereto.

(d) “Equity Adjustment” means the (i) Minimum Equity, minus (ii) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(e) “Exchange Ratio” means the amount of shares of EQBK Class A Stock equal to the quotient of 2,220,000 divided by the number of Frontier Units outstanding immediately prior to the Effective Time, except for the Cancelled Units.

(f) “Frontier Equity” means the members’ equity of Frontier, calculated as of the Calculation Date and in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied.

(g) “Frontier Merger Costs” means the following items that have not otherwise been paid or accrued on or prior to the Calculation Date: (i) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (ii) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Frontier; (iii) the payments owed by Frontier to those employees and in such amounts listed on Frontier Confidential Schedule 1.06(g), including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments not being paid by EQBK (all of which shall be reflected on Frontier Confidential Schedule 1.06(g) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Entity to receive the stay-pay or retention bonus amount); (iv) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of a Retirement Plan; (v) any federal or state income Tax obligations (including pass-through entity and non-resident withholding Tax obligations), franchise Tax obligations or property Tax obligations imposed with respect to any tax year or period (or portion thereof) ending immediately prior to the Effective Time; (vi) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by Frontier in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, deconversion fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.15 hereof; (vii) any unrealized gains or any unrealized losses (as the case may be) in Frontier’s held-to-maturity securities portfolio as of the Calculation Date; (viii) a mutually agreeable estimate of the cost of preparing any required federal and state income Tax Returns of Frontier for the tax year ended September 30, 2025 and for the period from October 1, 2025 through the Closing Date; (ix) any distributions on the Frontier Units declared or to be declared through the date immediately preceding the Closing Date; (x) any amount required to be added to Frontier’s allowance for loan losses to comply with Section 5.04(k); (xi) the cost of the Audit; and (xii) any other amounts mutually agreed upon in writing by EQBK and Frontier. For the avoidance of doubt, Frontier shall pay or fully accrue all Frontier Merger Costs as of the Calculation Date, including mutually agreeable estimates of all Frontier Merger Costs to be paid after the Calculation Date.

(h) “Minimum Equity” means $99,416,508.00.

(i) “Per Unit Cash Amount” means the amount equal to the quotient of the Adjusted Cash Amount, divided by the number of the Frontier Units outstanding immediately prior to the Effective Time, except for the Cancelled Units.

Section 1.07 Exchange Procedures.

(a) Prior to the Effective Time, EQBK shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder, which may be Equity Bank.

(b) At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates (as defined below), for exchange in accordance with this Section 1.07(a), (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate Per Unit Merger Consideration and (B) cash in lieu of any fractional shares (such shares of EQBK Class A Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).

(c) As promptly as practicable after the Effective Time, but no later than ten (10) Business Days after the Effective Time, and subject to the receipt by the Exchange Agent of a list of Frontier’s unitholders in a format that is reasonably acceptable to the Exchange Agent, EQBK shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled

Units) representing Frontier Units (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Frontier Units), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of Frontier Units of a bond in such amount as EQBK or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Unit Merger Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. The Frontier unitholders will be entitled to receive their Per Unit Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then EQBK will cause the Exchange Agent to notify that Frontier unitholder promptly of the need for further information or documentation.

(d) As promptly as practicable after the Effective Time, but within five (5) Business Days after the surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, the Exchange Agent shall deliver to such holder of Frontier Units the Per Unit Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each Frontier Unit represented by the Certificate, and each Certificate surrendered will be canceled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Unit Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.

(e) No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of EQBK Class A Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing Frontier Units prior to the Effective Time that is not registered in the unit transfer records of Frontier, the Per Unit Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Frontier Units shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(g) EQBK, the Surviving Entity, Equity Bank, the Bank and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any Per Unit Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any Person such amounts as they are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such amounts shall be (i) remitted to the appropriate Governmental Entity, and (ii) treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the unitholders of Frontier at the expiration of six (6) months after the Effective Time shall be paid to EQBK. In such event, any former unitholders of Frontier who have not theretofore complied with this Section 1.07 shall thereafter look only to EQBK with respect to the Per Unit Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Entity or the Exchange Agent shall be liable to a holder of Frontier Units for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall (and shall cause its Affiliates to) use its commercially reasonable efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.09 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of Frontier Units as a result of such modification, (ii) the after tax consideration to be paid to the holders of Frontier Units is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.10 Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the Kansas General Corporations Code (“KGCC”), the RULLCA, and the MBCA, EQBK shall cause the Surviving Entity to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Entity ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with the Secretary of State of the State of Kansas and the Secretary of State of the State of Nebraska, in accordance with the KGCC, the RULLCA, and the MBCA, respectively, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC, the RULLCA, and the MBCA.

Section 1.11 Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit C (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as EQBK may determine. Prior to or on the date of this Agreement, the board of directors each of Equity Bank and the Bank have approved the Bank Merger Agreement and Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to EQBK and Frontier (i) within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and (ii) the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a closing will take place at which the parties to this Agreement will exchange certificates, letters and other documents, which may be conducted electronically, in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Nebraska in accordance with the RULLCA and the MBCA (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by Frontier. At the Closing, Frontier will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a) true, correct and complete copies of Frontier’s articles of organization and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Nebraska;

(b) true, correct and complete copies of the Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Nebraska;

(c) a certificate of good standing from the Secretary of State of the State of Nebraska, duly certifying as of a recent date as to the good standing of Frontier under the Laws of the State of Nebraska;

(d) a certificate of good standing from the Secretary of State of the State of Nebraska, duly certifying as of a recent date as to the good standing of the Bank;

(e) a letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that Frontier is a registered financial holding company under the BHCA;

(f) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Frontier, pursuant to which such officer will certify: (i) the due adoption by the Frontier Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the unitholders of Frontier of this Agreement; (iii) the incumbency and true signatures of those officers of Frontier duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Frontier Operating Agreement attached to such certificate is true and correct and such Frontier Operating Agreement has not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Frontier Units as of the Closing Date;

(g) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the bylaws of the Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(h) a certificate, dated as of the Closing Date, executed by the chief executive officer of Frontier, pursuant to which Frontier will certify that (i) Frontier has satisfied the conditions set forth in Section 8.01 and Section 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Frontier or any of its Subsidiaries, individually or in the aggregate since December 31, 2024;

(i) all consents required from third parties to complete the transactions contemplated by this Agreement listed on Frontier Confidential Schedule 2.02(i);

(j) all releases as required under Section 8.06;

(k) a certificate dated as of the Closing Date, executed by the chief financial officer of Frontier certifying the amount of the Adjusted Equity of Frontier as of the Calculation Date;

(l) all corporate seals for Frontier and the Bank;

(m) the resignation of Frontier Management, LLC as manager of Frontier effective as of immediately prior to the Effective Time; and

(n) all other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03 Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Frontier such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Frontier to close hereunder):

(a) true, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b) a certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(c) a letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered financial holding company under the BHCA;

(d) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iii) that the copy of the bylaws of EQBK attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(e) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Equity Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Equity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of Equity Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the bylaws of Equity Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(f) a certificate, dated as of the Closing Date, executed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Section 7.01 and Section 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since December 31, 2024;

(g) all consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on EQBK Confidential Schedule 2.03(g); and

(h) all other documents required to be delivered to Frontier by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Frontier or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FRONTIER

Except as disclosed in the disclosure schedules delivered by Frontier to EQBK prior to the execution hereof (the “Frontier Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Frontier Confidential Schedules as an exception to a representation or warranty shall not be deemed an admission by Frontier that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (1) any other section of this ARTICLE III specifically referenced or cross-referenced and (2) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Frontier hereby represents and warrants to EQBK as follows:

Section 3.01 Organization and Qualification.

(a) Frontier is a limited liability company, duly organized, validly existing and in good standing under all applicable Laws of the State of Nebraska and is a financial holding company registered under the BHCA. Frontier has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of organization and Frontier Operating Agreement, as amended to date, certified by the secretary of Frontier, have been made available to EQBK. Frontier does not own or control any Affiliate or Subsidiary, other than as set forth on Frontier Confidential Schedule 3.01(a). The nature of the business of Frontier and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Nebraska. Frontier has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than as set forth on Frontier Confidential Schedule 3.01(a) or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Frontier has not been conducted through any other direct or indirect Subsidiary or Affiliate of Frontier other than the Bank.

(b) The Bank is a Nebraska state bank, duly organized and validly existing under the Laws of the State of Nebraska and in good standing under all Laws of the State of Nebraska. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the certificate of incorporation and bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth in Frontier Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Nebraska. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. Frontier has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Frontier Board. The Frontier Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Frontier and its members and has directed that this Agreement and the transactions contemplated hereby be submitted to the holders of Frontier Units for approval at the Members’ Meeting. Frontier has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Frontier, and each constitutes the legal, valid and binding obligation of Frontier, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization. As of the date of this Agreement,

(a) The entire authorized capital of Frontier consists solely of a single class of Frontier Units, of which 43,245.7 are issued and outstanding. Except as set forth on Frontier Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Frontier to purchase or otherwise acquire any security of or equity interest in Frontier, obligating Frontier to issue any units of, restricting the transfer of or otherwise relating to units of any class. All of the issued and outstanding Frontier Units have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such Frontier Units have been issued in compliance with the securities Laws of the United States and the states in which such Frontier Units were issued. There are no restrictions applicable to the payment of distributions on the Frontier Units except pursuant to applicable Laws, and all distributions declared before the date of this Agreement have been paid.

(b) As of the date hereof, the entire authorized capital stock of the Bank consists solely of 2,000 shares of common stock, par value $100.00 per share, of the Bank (“Bank Stock”), all of which are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable (except, with respect to the Bank, as provided by Neb. Rev. St. § 8-1,117), and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Nebraska. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) Frontier owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Bank, as provided by Neb. Rev. St. § 8-1,117) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Frontier has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Frontier Confidential Schedule 3.04(a), Frontier and each of its Subsidiaries holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to Frontier, individually or in the aggregate, or to the Knowledge of Frontier is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Frontier Confidential Schedule 3.04(b), Frontier and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the operating agreement of Frontier or any of its Subsidiaries, the bylaws or other governing documents of Frontier or any of its Subsidiaries (collectively, the “Frontier Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Frontier, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Frontier or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(c) Except as set forth on Frontier Confidential Schedule 3.04(c), the execution, delivery and performance of this Agreement (provided the required regulatory and member approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Frontier Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Frontier or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to Frontier or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) Frontier has furnished to EQBK true and complete copies of (i) the audited consolidated balance sheet of Frontier and its Subsidiaries as of September 30, 2024, September 30, 2023, and September 30, 2022 and the related audited consolidated statements of operations, members’ equity, and cash flows of Frontier and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Frontier’s independent auditors for the years ended as of such dates, and (ii) the unaudited consolidated balance sheet of Frontier and its Subsidiaries at June 30, 2025, and the related consolidated statements of operations of Frontier and its Subsidiaries, together with all related notes and schedules thereto for the six months ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “Frontier Financial Statements”). The Frontier Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Frontier and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Frontier Financial Statements accurately and fairly reflect in all material respects the transactions of Frontier. The Frontier Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The books and records of Frontier and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent registered public accounting firm of Frontier has resigned (or informed Frontier that it intends to resign) or been dismissed as independent registered public accountants of Frontier as a result of or in connection with any disagreements with Frontier on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Frontier has furnished EQBK with true and complete copies of the Reports of Condition and Income as of December 31, 2022, 2023 and 2024, together with the memoranda items and notes thereto (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06 Undisclosed Liabilities. Except as set forth in Frontier Confidential Schedule 3.06, neither Frontier nor any of its Subsidiaries have liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by Frontier or any of its Subsidiaries), that are not reflected in or disclosed in the appropriate Frontier Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of Frontier Financial Statements or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to Frontier and its Subsidiaries, taken as a whole.

Section 3.07 Litigation.

(a) Except as set forth on Frontier Confidential Schedule 3.07, neither Frontier nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Frontier, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Frontier or any of its Subsidiaries, nor to the Knowledge of Frontier, is there any basis for any proceeding, claim or any action against Frontier or any of its Subsidiaries. Except as set forth in Frontier

Confidential Schedule 3.07, the amounts in controversy in each matter described on Frontier Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Frontier Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Frontier Confidential Schedule 3.07. There is no Order imposed upon Frontier or any of its Subsidiaries or the assets or Property of Frontier or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Frontier or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Frontier, threatened against Frontier or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Frontier or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OSBC or the NDB, and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Securities Act or the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (e) the filing of the articles or certificates of merger with the Secretary of State of the State of Nebraska pursuant to the requirements of the RULLCA and the MBCA and the Secretary of State of the State of Kansas the pursuant to the requirements of the KGCC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the New York Stock Exchange (the “NYSE”), no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Frontier of this Agreement or (B) the consummation by Frontier of the transactions contemplated by this Agreement. As of the date of this Agreement, Frontier knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and Frontier has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. Frontier Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by Frontier or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which Frontier or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). Frontier or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Call Reports and the Frontier Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Frontier or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (other than Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Frontier.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Frontier Confidential Schedule 3.10, since September 30, 2024, Frontier and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the amount of Frontier Units or shares of Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its unitholders or shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any units or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the Frontier Financial Statements or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its members, unitholders, shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000. For the avoidance of doubt, this Section 3.10(s) shall not prohibit any loan or require Frontier or any Subsidiary thereof to obtain the consent of EQBK in order to make any loan except as may be required pursuant to Section 5.05(t), and any loans made in excess of the principal amount of $500,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on Frontier’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.20;

(t) renewed, extended the maturity of, or altered any of the terms of any loan classified by Frontier as “watch,” “special mention,” “substandard,” “problem,” “loss,” or other words of similar import;

(u) made, changed or rescinded any Tax election, changed any Tax accounting method or annual accounting period, amended any Tax Return, filed a claim for a refund of Tax, settled or compromised any Tax audit, exam, litigation or other proceeding, surrendered any right to claim a Tax refund, entered into any closing or other Tax related agreement with a Governmental Entity, or consented to any extension or waiver of any statute of limitations period with respect to Taxes; or

(v) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (u) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Frontier Confidential Schedule 3.11(a) sets forth a complete listing, as of June 30, 2025, of all contracts to which Frontier or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by Frontier or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of Frontier or any of its Subsidiaries and involves payments to or by Frontier or any of its Subsidiaries of $50,000 or more during any annual period;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of Frontier or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates Frontier or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Frontier or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii) relates to indebtedness of Frontier or any of its Subsidiaries;

(viii) provides for potential indemnification payments by Frontier or any of its Subsidiaries or the potential obligation of Frontier or any of its Subsidiaries to repurchase loans;

(ix) is material to Frontier’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x) provides any rights to investors in Frontier, including registration, preemptive or antidilution rights or rights to designate members of or observers to Frontier’s Members or any of its Subsidiaries’ Board of Directors;

(xi) is a data processing/technology contracts, software programming or licensing contract;

(xii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii) limits the payment of dividends by the Bank or any other Subsidiary of Frontier; or

(xiv) was otherwise not entered into in the ordinary course of business or that is material to Frontier or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Frontier or the Bank.

(c) Except as set forth on Frontier Confidential Schedule 3.11(c), no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to Frontier or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e) All rent and other payments by Frontier and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by Frontier or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(f) Since June 30, 2025, neither Frontier nor any of its Subsidiaries has entered into any contracts of the type described under Section 3.11(a)(i) – (a)(xiv).

Section 3.12 Taxes.

(a) Frontier and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and payable by Frontier and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid to the appropriate Governmental Entity. Neither Frontier nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim (or, to the Knowledge of Frontier, any other claim) has been made by a Governmental Entity in a jurisdiction where Frontier or any of its Subsidiaries, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that Frontier or its Subsidiary, as applicable, is or may be required to file such Tax Return or pay such Tax. Other than Liens for Taxes not yet due and payable, there are no Liens for Taxes upon any of the assets of Frontier or any of its Subsidiaries.

(b) Frontier and each of its Subsidiaries have each collected or withheld and duly and timely paid to, or deposited with, the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid or deposited by it. Frontier and each of its Subsidiaries is in compliance with, and Frontier’s and each of its Subsidiaries’ records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and withholding requirements.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of Frontier or any of its Subsidiaries either (i) pending or ongoing, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which Frontier or any of its Subsidiaries has Knowledge. No Governmental Entity has threatened in writing (or, to the Knowledge of Frontier, otherwise) to assess additional Taxes for any period, which threat remains outstanding. All Tax deficiencies asserted, or assessments made, against Frontier or any of its Subsidiaries have been fully paid or finally resolved.

(d) True and complete copies of all Tax Returns of Frontier and each of its Subsidiaries, as filed with the Governmental Entity, and all examination reports, statements or notices of proposed deficiency or other similar documents that have been issued to Frontier or any of its Subsidiaries from a Governmental Entity, for the years or periods ended on or after September 30, 2021, have been furnished or otherwise made available to EQBK. Neither Frontier nor any of its Subsidiaries have waived any statute of limitations or agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension remains in effect (excluding any extension that arose as a result of automatic extensions of time to file Tax Returns to the extent such extension was obtained in the ordinary course of business).

(e) Neither Frontier nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Frontier nor any of its Subsidiaries is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business outside of the United States or (ii) having a source of income in that jurisdiction.

(f) Neither Frontier nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement, other than agreements with unrelated third parties that originated and have been maintained in the ordinary course of business and no principle purpose of which was or has been Taxes.

(g) Neither Frontier nor any of its Subsidiaries have (i) been a member of any group filing a consolidated, affiliated, combined, unitary or other similar Tax Return covering more than one legal entity (other than a group the common parent of which was Frontier), nor (ii) any liability for the Taxes of any Person other than Frontier and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or otherwise under applicable Law.

(h) Neither Frontier nor any of its Subsidiaries has participated in or been the promoter of any reportable transaction within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b)(1).

(i) Neither Frontier nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) Neither Frontier nor any of its Subsidiaries has ever received or sought a private letter ruling from the IRS, or similar ruling from a state or local Governmental Entity. Neither Frontier nor any of its Subsidiaries has ever received an information document request, notice of proposed deficiency, or deficiency notice from the IRS (or any comparable ruling from any other Governmental Entity), except for a notice or request that is not currently outstanding and that did not result in an adjustment.

(k) Neither Frontier nor any of its Subsidiaries will be required to include any item of income in, nor will Frontier or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in Frontier’s or any of its Subsidiaries’ method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) or other Tax related contract with a Governmental Entity executed on or prior to the close of the Closing Date; (iii) intercompany transaction or excess loss account of Frontier or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) in existence on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the close of the Closing Date by Frontier or any of its Subsidiaries; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date by Frontier or any of its Subsidiaries, or (vi) use of the cash method of accounting.

(l) Neither Frontier nor any of its Subsidiaries received or sought a private letter ruling, technical advise memorandum or other similar agreement or advice from a Governmental Entity with respect to Taxes.

(m) Neither Frontier nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) The Internal Revenue Service (the “IRS”) has never challenged the interest deduction on any of Frontier’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(o) Frontier has made a valid election to be an S corporation pursuant to Section 1362 of the Code, and valid state S corporation elections, where applicable, beginning with its first taxable year (“Commencement Date”). Frontier has been a valid S corporation for all U.S. federal and state Tax purposes (where applicable) at all times since the Commencement Date and will continue to be a valid S corporation through the Closing Date. No Governmental Entity has challenged or is challenging Frontier’s qualification as an S corporation. Frontier will not be liable for any Tax under Section 1374 of the Code (or any analogous provisions of state or local Law), in connection with the sale of any of its assets.

(p) Each Subsidiary of Frontier has made a valid election to be a qualified subchapter S subsidiary (as that term is defined in Section 1361(b)(3)(B) of the Code) and valid state S corporation election, where applicable), and such Subsidiary has been a valid qualified subchapter S subsidiary for U.S. federal and state Tax purposes (where applicable) at all times since organization or formation and will be a qualified subchapter S subsidiary at the time of the Closing.

(q) The unpaid Taxes of Frontier and each of its Subsidiaries (i) did not, as of September 30, 2024, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Frontier Financial Statements as of September 30, 2024, and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Frontier and its Subsidiaries in filing their respective Tax Returns.

(r) Neither Frontier nor its Subsidiaries has taken or agreed to take (or failed to take or failed to agree to take) any action and has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s) Neither Frontier nor any of its Subsidiaries has (i) made an election to defer any portion of any payroll, social security, unemployment, withholding or other Taxes pursuant to the CARES Act (or any similar election under any applicable Law) beyond the date of this Agreement, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, P.L. 116-127, or (iii) claimed any Tax credits under Section 2301 of the CARES Act or Section 3134 of the Code.

Section 3.13 Insurance. Frontier Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Frontier and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Frontier nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Frontier Confidential Schedule 3.13, neither Frontier nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Frontier or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Frontier and each of its Subsidiaries is insured for an amount deemed adequate by Frontier’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of Frontier or any of its Subsidiaries within the last three (3) years, and Frontier has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. Except as set forth on Frontier Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting Frontier or any of its Subsidiaries since December 31, 2024, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on Frontier or any of its Subsidiaries or that could materially affect Frontier’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Frontier Confidential Schedule 3.15, neither Frontier nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither Frontier nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Frontier’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Frontier and its Subsidiaries

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Frontier Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Frontier or any of its Subsidiaries to, and neither Frontier nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Frontier or any of its Subsidiaries nor is Frontier or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Frontier or any of its Subsidiaries. Except as set forth on Frontier Confidential Schedule 3.16, neither Frontier nor any of its Subsidiaries uses any asset owned by any shareholder or unitholder, or any present or former member, director or officer of Frontier or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in Frontier’s or any of its Subsidiaries’ premises and not used in the operations of Frontier or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which Frontier’s or any of its Subsidiaries’ facilities are located. Except as set forth on Frontier Confidential Schedule 3.16 or Frontier Confidential Schedule 3.28(a) and excluding deposit liabilities, neither Frontier nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of Frontier or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Frontier Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Frontier or any of its Subsidiaries or the present holder thereof. The credit files of Frontier and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Frontier that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Frontier or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Frontier and the Bank have disclosed all of the intermediate, substandard, doubtful, loss, nonperforming or problem loans of Frontier and the Bank on the internal watch list of Frontier or the Bank, a copy of which as of

August 25, 2025, has been provided to EQBK. Neither Frontier nor the Bank is aware of, nor has Frontier or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Frontier. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by Frontier and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. Except as set forth on Frontier Confidential Schedule 3.18, none of Frontier’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) Frontier and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Frontier is not aware of, nor has Frontier or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Frontier or any of its Subsidiaries with all Environmental Laws.

(b) Frontier and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of Frontier has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that Frontier and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to Frontier’s Knowledge threatened against Frontier, any of its Subsidiaries or, to Frontier’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither Frontier nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Frontier nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Frontier or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Frontier Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by Frontier or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by Frontier or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither Frontier nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) Frontier has provided EQBK with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by Frontier and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the NDB, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Frontier Confidential Schedule 3.20, (a) none of Frontier or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and Frontier and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or threatened against Frontier or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no

Regulatory Agency has initiated any proceeding or, to Frontier’s Knowledge, investigation into the business or operations of Frontier or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Frontier or the Bank. Frontier is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither Frontier nor any of its Subsidiaries or any officer, employee or agent of Frontier any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Frontier any of its Subsidiaries (or assist Frontier any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject Frontier any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject Frontier any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, unit certificate books and unit transfer ledgers of Frontier and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of Frontier or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. Frontier has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Frontier and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. Frontier and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on Frontier Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither Frontier nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Members’ Agreements. Except as set forth in Frontier Confidential Schedule 3.26 and except for the Voting Agreements, during the periods ending on or prior to the Closing Date, there have been no voting trusts, voting agreements, shareholders’ agreements, unitholders’ agreements, members’ agreements, or similar arrangements relating to a right of first refusal with respect to the purchase, sale or voting of any Frontier Units.

Section 3.27 Employee Relationships.

(a) Frontier has provided or made available to EBQK a true and complete list identifying all employees of Frontier or any of its Subsidiaries as of July 31, 2025 and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location, (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, and (vii) classification as full-time or part-time. Frontier Confidential Schedule 3.27(a) sets forth a true and complete list identifying all independent contractors of Frontier or any of its Subsidiaries as of the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s compensation terms. As of the date hereof, the Frontier Manager does not have any employees or independent contractors.

(b) Frontier and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and Frontier believes that the relationships between Frontier’s and each of its Subsidiaries’ employees are good. Except as set forth on Frontier Confidential Schedule 3.27(b), to the Knowledge of Frontier, no executive officer or manager of any of the operations of Frontier or any of its Subsidiaries or of any group of employees of Frontier any of its Subsidiaries have any present plans to terminate their employment with Frontier any of its Subsidiaries. Except as set forth on Frontier Confidential Schedule 3.28(b), Frontier is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Frontier any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Frontier any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Frontier and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Frontier nor any of its Subsidiaries is engaged in any unfair labor practice.

(c) Set forth on Frontier Confidential Schedule 3.27(c) is a complete and correct list of all employment, non-competition, and/or non-solicitation agreements between Frontier or any of its Subsidiaries and any employee of Frontier or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto have been furnished to EQBK.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Frontier Confidential Schedule 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer plans and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by Frontier and any of its Subsidiaries, or with respect to which Frontier and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of Frontier or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Frontier has furnished or made available to EQBK, with respect to each Employee Plan, complete and correct copies of the following: (i) the three (3) most recently filed annual reports with respect to each Employee Plan (including all schedules and attachments), to the extent required to be filed under ERISA or the Code; (ii) the most recent summary plan description, together with each summary of material modification required under ERISA with respect to such Employee Plan; (iii) the most recent plan document, or, with respect to any Employee Plan not reduced to writing, a summary of material terms; (iv) all current trust agreements, insurance contracts and similar instruments with respect to each funded or insured Employee Plan; (v) any coverage, nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Employee Plan that is subject to coverage, nondiscrimination and/or top-heavy testing; (vi) the most recent determination or opinion letter from the IRS; (vii) all material correspondence with any Governmental Entity relating to any Employee Plan within the last three (3) years; and (viii) current investment management agreements, administrative services contracts or similar contracts relating to the ongoing administration, investment or implementation of any Employee Plan.

(b) Except as set forth on Frontier Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither Frontier nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Frontier Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject Frontier, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (including any liability arising from any indemnification agreement or policy), except to the extent that Frontier, any of its Subsidiaries or any Employee Plan sponsored by Frontier or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) can rely on an applicable favorable determination or opinion letter, as applicable, that such plan is qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Code §§ 401(a) and 501(a), respectively, and nothing has occurred to Frontier’s Knowledge that would reasonably be likely to result in the revocation of such a favorable opinion letter. Each such Employee Plan is so qualified and has been operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Frontier’s Knowledge, none are threatened, except to the extent that Frontier, any of its Subsidiaries, or any Employee Plan sponsored by Frontier or any of its Subsidiaries is involved in such transaction. Neither Frontier nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of Frontier or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of Frontier or any of its Subsidiaries to any employee or former employee of Frontier or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the Frontier Financial Statements or the Call Reports. Except as set forth in Frontier Confidential Schedule 3.28(c), the completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of Frontier or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan, or (ii) as contemplated by this Agreement. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Frontier or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) The execution, delivery and performance by Frontier of its obligations under the transactions contemplated by this Agreement and/or the approval of Frontier’s unitholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(e) Except as set forth on Frontier Confidential Schedule 3.28(e), all contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by Frontier any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither Frontier nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by Frontier and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither Frontier nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against Frontier, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of Frontier and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject Frontier or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii) Except as set forth on Frontier Confidential Schedule 3.28(f), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which Frontier or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

Each such Controlled Group Plan is included in the listing of Employee Plans on Frontier Confidential Schedule 3.28(a).

(h) Except as set forth on Frontier Confidential Schedule 3.28(h), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither Frontier nor any of its Subsidiaries is liable for self-insuring any such claims.

(i) Except as set forth on Frontier Confidential Schedule 3.28(i), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(j) Except as set forth on Frontier Confidential Schedule 3.28(j), no Employee Plan holds any stock or other securities of Frontier or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(k) Except as provided in Frontier Confidential Schedule 3.28(k), Frontier or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses.

(l) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2010 (or, if later, from its inception) in good faith compliance with Code §409A and all applicable IRS regulations promulgated thereunder, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan. Neither Frontier nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire Frontier Units or other equity security of Frontier or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of Frontier or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by Frontier in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Frontier or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of Frontier, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by Frontier or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by Frontier or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of Frontier and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Frontier and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the Frontier Financial Statements and the books, statements and records of Frontier and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Other than loans that provide for interest rate caps or floors, neither Frontier nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Frontier or any of its Subsidiaries or for the account of a customer of Frontier or any of its Subsidiaries.

Section 3.31 Internal Controls. Frontier and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Frontier and to maintain accountability for Frontier’s and its Subsidiaries’ assets; (c) access to Frontier’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Frontier’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Frontier Confidential Schedule 3.31, none of Frontier’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Frontier, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Frontier has supplied EQBK with copies of the Bank’s current CRA statement, all support papers therefor, all letters and written comments received by it since January 1, 2023, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Frontier has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance in all material respects with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does Frontier have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Nebraska usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Nebraska. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Frontier and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither Frontier nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Frontier or any of its Subsidiaries is a party that allege, or to the Knowledge of Frontier, no Person has threatened to allege, that Frontier or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Securities Not Publicly Traded. No security or interest in Frontier or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the New York Stock Exchange, Inc., The Nasdaq Stock Market LLC, the NYSE American LLC or the Over-the-Counter Bulletin Board. Neither Frontier nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Frontier nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38 Proxy Statement/Prospectus. None of the information supplied or to be supplied by Frontier or any of its Subsidiaries or any of its members, unitholders, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the unitholders of Frontier and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Members’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Frontier or any of its Subsidiaries necessary in order to make the statements therein with respect to Frontier and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Members’ Meeting. All documents that Frontier is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Frontier and each of its Subsidiaries with the provisions of applicable Law.

Section 3.39 Agreements Between Frontier and its Subsidiaries; Claims. Except as set forth on Frontier Confidential Schedule 3.39, there are no written or oral agreements or understandings between Frontier and any of its Subsidiaries. All past courses of dealings between Frontier and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Frontier has no Knowledge of any claims that Frontier has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such claim.

Section 3.40 Representations Not Misleading. No representation or warranty by Frontier contained in this Agreement, nor any written statement, exhibit or schedule furnished to EQBK by Frontier under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Frontier or its properties of the facts and circumstances upon which they were based.

Section 3.41 State Takeover Laws. The Frontier Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.42 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Frontier Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from D.A. Davidson & Co., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Frontier Units pursuant to this Agreement is fair, from a financial point of view, to the holders of Frontier Units. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of Frontier, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Frontier or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

Except (i) as disclosed in the disclosure schedules delivered by EQBK to Frontier prior to the execution hereof (the “EQBK Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the EQBK Confidential Schedules as an exception to a representation or warranty shall not be deemed an admission by EQBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (1) any other section of this ARTICLE III specifically referenced or cross-referenced and (2) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any EQBK SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), EQBK hereby represents and warrants to Frontier as follows:

Section 4.01 Organization and Qualification.

(a) EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, certified by the Secretary of EQBK, have been made available to Frontier.

(b) Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, certified by the Secretary or Cashier of Equity Bank have been made available to Frontier. Equity Bank is an insured depository institution as defined in the FDIA.

(c) Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Nebraska and is wholly-owned by EQBK. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of incorporation and bylaws of Merger Sub, as amended to date, have been made available to Frontier.

Section 4.02 Authority; Execution and Delivery.

(a) EQBK has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby and thereby have been duly and validly approved by the EQBK Board. The EQBK Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of EQBK and its shareholders. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 19,218,036 shares are issued and outstanding, as of July 31, 2025, (ii) 5,000,000 shares of EQBK Class B Stock, none of which are issued and outstanding, as of July 31, 2025, and (iii) 10,000,000 shares of preferred stock, none of which are issued and outstanding.

(b) At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and except for shares issued to any shareholder of Frontier who may be deemed to be an “affiliate” (under the Exchange Act) of EQBK after completion of the Merger, will not be subject to any restrictions on transfer arising under the Securities Act.

Section 4.04 SEC Filings; Financial Statements.

(a) EQBK has filed and made available to Frontier all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). Except as set forth on EQBK Confidential Schedule 4.04, the EQBK SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of EQBK contained in the EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) EQBK’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by EQBK in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to EQBK’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of EQBK required under the Exchange Act with respect to such reports. EQBK has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to EQBK’s auditors and the audit committee of the board of directors of EQBK (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect EQBK’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in EQBK’s internal controls over financial reporting.

(d) Each of the principal executive officer and the principal financial officer of EQBK (or each former principal executive officer and each former principal financial officer of EQBK, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) with respect to the EQBK SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Except as permitted under the SOA, neither EQBK nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the SOA) any “extensions of credit” (within the meaning of Section 402 of the SOA) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of EQBK or any of its Subsidiaries. EQBK is otherwise in compliance, in all material respects, with all applicable provisions of the SOA.

(e) The books and records kept by EQBK and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements. The financial statements of EQBK included in the EQBK SEC Reports have been prepared from, and are in accordance with, the books and records of EQBK and its Subsidiaries.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on EQBK Confidential Schedule 4.05, each of EQBK and Equity Bank holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on EQBK Confidential Schedule 4.05, each of EQBK and Equity Bank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK or Equity Bank or other governing documents of EQBK or Equity Bank, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on EQBK Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. EQBK has no liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by EQBK or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the EQBK SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the EQBK SEC Reports or (b) that are not, individually or in the aggregate, material to EQBK.

Section 4.07 Litigation.

(a) Except as set forth on EQBK Confidential Schedule 4.07, neither EQBK nor Equity Bank is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EQBK or Equity Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank, nor, to the Knowledge of EQBK, is there any basis for any proceeding, claim or any action against EQBK or Equity Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank. There is no Order imposed upon EQBK or Equity Bank or the assets or property of EQBK or Equity Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK or Equity Bank.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of EQBK, threatened against EQBK or Equity Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 EQBK Stock. The shares of EQBK Class A Stock to be delivered pursuant to this Agreement will, when issued, be (i) duly authorized, validly issued and non-assessable, (ii) free and clear of all Liens (other than transfer and other restrictions under applicable federal and state securities laws), and (iii) not issued in violation of any preemptive or similar rights.

Section 4.09 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the Federal Reserve and the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Securities Act or Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the articles and certificates of merger with the Secretary of State of the State of Nebraska pursuant to the requirements of the RULLCA and the MBCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NYSE, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by EQBK of this Agreement or (B) the consummation by EQBK of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.10 Regulatory Compliance.

(a) Neither EQBK nor Equity Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. There is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.11 Proxy Statement/Prospectus. None of the information supplied or to be supplied by EQBK or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the unitholders of Frontier and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Members’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to EQBK or any Subsidiary of EQBK necessary in order to make the statements therein with respect to EQBK or any Subsidiary of EQBK, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Members’ Meeting. All documents that EQBK or Equity Bank is responsible for filing with any Regulatory Agency in connection with the Merger or the Bank Merger shall comply with respect to EQBK and Equity Bank in all material respects with the provisions of applicable Law.

Section 4.12 Absence of Certain Changes. Since December 31, 2024, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.13 EQBK Disclosure Controls and Procedures. None of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants.

Section 4.14 Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor any written statement, exhibit or schedule furnished to Frontier by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.15 Opinion of Financial Advisor. Prior to the execution of this Agreement, the EQBK Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to EQBK. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.16 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of EQBK, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to EQBK or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

Section 4.17 Taxes. EQBK has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(a) EQBK has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) EQBK and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and payable by EQBK and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid to the appropriate Governmental Entity.

(c) EQBK and each of its Subsidiaries have each collected or withheld and duly paid to, or deposited with, the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid or deposited by it.

(d) There is no proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of EQBK or any of its Subsidiaries either (i) pending or ongoing, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which EQBK or any of its Subsidiaries has Knowledge. All Tax deficiencies asserted, or assessments made, against EQBK or any of its Subsidiaries have been fully paid or finally resolved.

ARTICLE V

COVENANTS OF FRONTIER

Section 5.01 Commercially Reasonable Efforts. Frontier will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Members’ Meeting. The Frontier Manager shall, in accordance with applicable Law (subject to a Change in Recommendation in accordance with Section 5.23) and the Frontier Operating Agreement:

(a) duly call, give notice of, convene and hold a meeting of its members (the “Members’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the units of Frontier required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/Prospectus the recommendation of the Frontier Board that the members of Frontier vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the unitholders of Frontier as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by members holding at least the minimum number of Frontier Units entitled to vote at the Members’ Meeting necessary to approve the foregoing under applicable Law. The letters to unitholders, notices of meeting, proxy statement of Frontier and EQBK and forms of proxy to be distributed to Frontier’s unitholders and EQBK’s shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to EQBK and are collectively referred to herein as the “Proxy Statement/Prospectus.”

Section 5.03 Information Furnished by Frontier. Frontier shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning Frontier, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to or with any Governmental Entity in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Frontier represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Frontier shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, Frontier will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Frontier or any of its Subsidiaries may in good faith reasonably dispute;

(d) use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file all Tax Returns required to be filed by it and timely pay all Taxes that are required to be paid by it;

(g) (i) promptly notify EQBK of the commencement and progress of any Tax proceeding or claim pending or threatened against or with respect to Frontier or any of its Subsidiaries, and (ii) not settle, resolve or compromise any such proceeding or claim without EQBK’s prior written consent;

(h) collect or withhold all Taxes required to be collected or withheld by it, timely pay the same to the proper Governmental Entity when due, and comply with all related information reporting and recordkeeping requirements;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements, and not reduce the amount of the Bank’s allowance for loan losses; provided, further, that such allowance for loan losses account shall be an amount not less than 1.12% of the total loans outstanding;

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date;

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

(n) take all actions necessary to cause Frontier to maintain its election as an S corporation and maintain the qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B)) for any Subsidiary.

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, Frontier will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on Frontier Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in ARTICLE III to be inaccurate at the time of the Closing or preclude Frontier from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person, change or amend Frontier’s or any of its Subsidiaries’ certificate of organization, operating agreement, articles of incorporation or bylaws, increase the number of Frontier Units or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Frontier or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its unitholders or shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, provided, however, that Frontier may declare and pay S corporation distributions as set forth in Frontier Confidential Schedule 5.05.

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any units or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of Frontier or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits, Federal Home Loan Bank borrowings and Federal Reserve Bank of Kansas City borrowings;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $10,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its members, unitholders, shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK or that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

(n) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) file any amended Tax Return, waive or extend any period related to the assessment or collection of any Tax, settle or compromise any Tax claim, proceeding or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or other agreement with a Governmental Entity with respect to Taxes, surrender any claim to a Tax refund, or change any method of Tax accounting or Tax accounting or reporting period;

(p) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(q) sell (but payment at maturity is not a sale) or purchase any investment securities; provided that Frontier and Subsidiaries may liquidate, in their entirety, their securities portfolio without the consent of EQBK;

(r) renew, extend the maturity of, or alter any of the terms of any loan classified by Frontier as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000, provided that (i) prior to taking one or more of the actions described in the foregoing clause with respect to any such loan, the Bank shall cause the loan credit memorandum with respect to such action or loan to be transmitted by email to the EQBK Loan Representatives at the email address specified in Section 10.13, (ii) upon receipt of such loan credit memorandum, one or more of the EQBK Loan Representatives promptly will review the proposed action or loan and may, within two Business Days of receipt of the loan credit memorandum, request in writing such additional information with respect to such action or loan as such EQBK Loan Representative(s) may reasonably determine necessary (which request may be made by return email), and (iii) one or more of the EQBK Loan Representatives shall, within two Business Days of the receipt of the latter of the loan credit memorandum or, if timely requested, the receipt of such additional information, approve or disapprove such action or loan in writing (which approval or disapproval may be given by return email), provided that if such EQBK Loan Representative(s) fails to timely approve or disapprove or fails to timely give notice of such approval or disapproval, the EQBK Loan Representative(s) shall be deemed to have approved such action or loan;

(s) take, or fail to take, any action that would reasonably be expected to revoke or terminate Frontier’s election to be an S corporation, and neither Frontier or any of its Subsidiaries shall revoke or take or allow any action to be taken (other than the consummation of the Merger) that would result in the termination of any Subsidiary’s election to be treated as a qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B));

(t) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000.00 and that would not impose any material restriction on the business of Frontier or any Subsidiary thereof; or

(u) enter into any acquisitions or leases of real property, including new leases and lease extensions.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, Frontier will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK full access to the properties, books, contracts and records of Frontier and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as EQBK may require and furnish to EQBK during such period all such information concerning Frontier, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have full opportunity to make such reasonable investigation as it desires to make of the affairs of Frontier and each of its Subsidiaries, including, without limitation, access sufficient to verify the value of the assets and the liabilities of Frontier and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in ARTICLE VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of Frontier or any of its Subsidiaries. Frontier agrees at any time, and from time to time, to furnish to EQBK as soon as practicable, any additional information that EQBK may reasonably request. Neither Frontier nor any of its Subsidiaries shall be required to afford or provide access to, permit the inspection of, or furnish or disclose properties, books, contracts, records, structures or information (i) that constitutes confidential supervisory information of Frontier or the Bank (as such term is defined in 12 C.F.R. § 261.2), or (ii) where such access or disclosure would violate or prejudice the rights of Frontier’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements.

(a) Frontier will promptly furnish EQBK with true and complete copies of (i) each Call Report prepared after the date of this Agreement as soon as such reports are filed with the FDIC, (ii) unaudited month-end financial statements of Frontier and the Bank (as prepared by management of Frontier and the Bank in the ordinary course of business), and (iii) each Tax Return for either Frontier or its Subsidiaries prepared after the date of this Agreement as soon as said Tax Returns are made available to the IRS or other Governmental Entity.

(b) Frontier will (i) promptly cause an independent accounting firm to audit Frontier’s financial statements for the fiscal year ended September 30, 2025 that are required by SEC rules and regulations to be included in the Registration Statement (the “Audit”), (ii) furnish EQBK with true and complete copies of the audited and unaudited financial statements required by SEC rules and regulations to be included in the Registration Statement, (iii) cooperate and assist EQBK in preparing any disclosure regarding Frontier’s financial statements that are required by SEC rules and regulations to be included in the Registration Statement, and (iv) cause Frontier’s auditor to cooperate with EQBK, to provide any comfort requested by EQBK concerning Frontier’s financial statements, and to provide any consent required to be provided by such auditor in connection with the inclusion of Frontier’s financial statements in the Registration Statement.

Section 5.08 Untrue Representations. Frontier will promptly notify EQBK in writing if Frontier becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to EQBK or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Frontier or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. Frontier will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Frontier or any of its Subsidiaries or affecting any of their properties, and Frontier will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Frontier, threatened against Frontier or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Frontier or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. Frontier will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of Frontier, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Frontier or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in ARTICLE VIII not to be satisfied.

Section 5.11 Consents and Approvals. Frontier will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Frontier Confidential Schedule 2.02(j).

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) EQBK and its consultants, agents and representatives will have the right, to the same extent that Frontier has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify Frontier prior to any physical inspections of the Property, and Frontier may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify Frontier of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to Frontier of such Secondary Investigations, and Frontier may place reasonable time and place restrictions on such Secondary Investigations.

(b) Frontier agrees to make available to EQBK and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Frontier also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other data available to EQBK and its consultants, agents and representatives.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) Frontier agrees to cooperate and assist EQBK in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of EQBK Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to EQBK all information concerning Frontier and each of its Subsidiaries that EQBK may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. A Change in Recommendation effected in accordance with the provisions of Section 5.23 will not constitute a breach by Frontier of this Agreement. None of the information supplied or to be supplied by Frontier or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the unitholders of Frontier and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Members’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Frontier necessary in order to make the statements therein with respect to Frontier, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Members’ Meeting. All documents that Frontier is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Frontier in all material respects with the provisions of applicable Law.

(b) The Frontier Board has resolved to recommend to the Frontier unitholders that they approve this Agreement and the Merger and, subject to a Change in Recommendation in accordance with Section 5.23, shall submit to its unitholders this Agreement and any other matters required to be approved by its unitholders in order to carry out the purposes of this Agreement. Subject to a Change in Recommendation in accordance with Section 5.23, the Frontier Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the Frontier Board that the unitholders of Frontier vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such unitholders approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by EQBK to ensure that such member approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the unitholders of Frontier as soon as practicable after the Registration Statement becomes effective with the SEC.

(c) If Frontier becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Frontier shall promptly inform EQBK thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14 Benefit Plans.

(a) Frontier will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code § 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by Frontier or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. Frontier will provide EQBK evidence or such other confirmation from Frontier which EQBK deems appropriate that each such Retirement Plan has been terminated as set forth in this Section 5.14(a) pursuant to duly authorized corporate action.

(b) At the direction of EQBK, Frontier will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Frontier will provide EQBK evidence or such other confirmation from Frontier which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this Section 5.14(b) pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, Frontier shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination of Contracts.

(a) Frontier and each of its Subsidiaries will, with regard to any contract to which Frontier or any of its Subsidiary is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Frontier or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by Frontier or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.

(b) Frontier and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of Frontier’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Frontier Confidential Schedule 5.15(b) and Frontier and each of its Subsidiaries will take such actions as reasonably requested by EQBK in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Frontier Confidential Schedule 5.15(b) will be terminated in connection with the consummation of the Merger or the conversion of the Bank’s systems to those of Equity Bank, as directed by EQBK; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Frontier or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Frontier or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b).

(c) Any such notice and actions by Frontier and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16 Conforming Accounting Adjustments. Frontier and each of its Subsidiaries shall, if requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of Frontier and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any Governmental Entity or Regulatory Agency, (c) violate any Law, rule or regulation applicable to Frontier or any of its Subsidiaries, (d) be an acknowledgment by Frontier (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.08 or (iii) that such adjustment has any bearing on the Merger Consideration, or (e) affect or be reflected in the calculation of Adjusted Equity.

Section 5.17 Regulatory and Other Approvals. Frontier, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Frontier in connection with this Agreement and the other agreements contemplated hereby. Frontier will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Frontier will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18 Tax Matters.

(a) EQBK and Mark Mowat, as the individual appointed to represent the members of Frontier with respect to certain tax matters arising under this Section 5.18 (or any successor appointed by Mark Mowat in writing who accepts the position, “Members’ Representative”), shall work together to prepare and file or cause to be prepared and filed, at the expense of EQBK, all federal and state income Tax Returns for Frontier and its Subsidiaries for all Tax periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with past custom and practice and any existing elections of Frontier and its Subsidiaries, unless otherwise required by Law and as provided in Section 5.18(f). The Members’ Representative and EQBK shall each have a period of at least fifteen (15) Business Days prior to the due date (and prior to filing such Pre-Closing Tax Return) for such Pre-Closing Tax Return to review a draft of each such Pre-Closing Tax Return and shall allow the Members’ Representative and EQBK to review, comment and reasonably approve without undue delay upon each such Pre-Closing Tax Return. To the extent applicable, the Pre-Closing Tax Returns shall report the Integrated Mergers as a “reorganization” described in Section 368(a) of the Code.

(b) For purposes of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes other than property or ad valorem Taxes of Frontier or any of its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be determined on an interim closing of the books as of the close of business on the Closing Date and the amount of all property or ad valorem Taxes shall be determined for that portion of the Straddle Period ending on the Closing Date equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of the days from the beginning of the Straddle Period through the end of the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

(c) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Frontier when due, and Frontier will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law. To the extent required by Law, EQBK will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d) Frontier and its Subsidiaries agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) In the event of any audit or exam of Frontier’s or its Subsidiaries’ federal or state Tax Returns (i) prior to the consummation of the Integrated Mergers, EQBK and Frontier shall cooperate regarding any such audit or exam and Frontier shall not settle the same without the consent of EQBK, which consent will not be unreasonably withheld; and (ii) after the Effective Time, EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

(f) Frontier agrees to convert from the cash method of Tax reporting to the accrual method of Tax reporting effective as of October 1, 2025 and to continue to use the accrual method of Tax reporting through the Effective Time.

Section 5.19 Tax-free Reorganization Opinion. An authorized officer of Frontier shall execute and deliver to Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, certificates (the “Frontier Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including the Closing Date (and, if requested, as of the date on which the Registration Statement is declared effective by the SEC), in connection with each counsel’s deliveries of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 8.14 and Section 7.10, and Frontier shall also provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.10 and Section 8.14. Frontier and its Subsidiaries shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the Frontier Certificate.

Section 5.20 Disclosure Schedules. At least ten (10) days prior to the Closing, Frontier agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.21 Transition.

(a) The senior officers of Frontier and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Frontier and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.21, with the understanding that EQBK shall in no event be permitted to exercise control of Frontier or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Frontier and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, Frontier and the Bank shall use their commercially reasonable efforts to plan the integration of Frontier and the Bank with the businesses of EQBK and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its affiliates be entitled to control Frontier or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Frontier and the Bank in the ordinary course of business, Frontier’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Frontier’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as Frontier and the Bank shall request to permit Frontier and the Bank to comply with their obligations under this Section 5.21.

(b) Following receipt of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement, each of Frontier and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Frontier and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of EQBK.

Section 5.22 Execution of Releases. Frontier shall use its commercially reasonable efforts to cause the persons set forth on Frontier Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.23 No Solicitation.

(a) Subject to the provisions of this Section 5.23, Frontier will not, and will cause its Subsidiaries not to, and will cause Frontier’s and its Subsidiaries’ respective members, officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.23(b)). Frontier shall, and shall cause each of its members, officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its members, officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Frontier unitholders, in the event that Frontier receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.23, Frontier and the Frontier Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion, provided that (i) the Frontier Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Frontier a Superior Proposal, and (ii) that failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Frontier shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Frontier and its Subsidiaries provided to such Person, to the extent not previously provided to EQBK, is promptly provided to EQBK. In addition, nothing herein shall restrict Frontier from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) Frontier will promptly (and in any event within 48 hours) notify EQBK of the receipt by Frontier of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Frontier will (subject to the fiduciary duties of the members) keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify EQBK of any determination by the Frontier Board that such Acquisition Proposal constitutes a Superior Proposal.

(d) The Frontier Board may, at any time prior to obtaining the approval of the Frontier unitholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to EQBK or withdraw Frontier Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, the Frontier Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by EQBK pursuant to Section 5.23(e).

(e) Notwithstanding anything to the contrary contained in this Agreement, Frontier may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies EQBK in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing EQBK an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) EQBK does not make, after being provided with reasonable opportunity to negotiate with Frontier and its agents and representatives, within such five (5) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that the Frontier Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Frontier’s unitholders as such Superior Proposal and (iii) Frontier is not in material breach of this Section 5.23.

Section 5.24 Employment Agreements. Frontier shall use its commercially reasonable efforts to cause the person set forth on Frontier Confidential Schedule 5.24 to enter into an employment agreement with EQBK or its Subsidiaries substantially in the form attached hereto as Exhibit F.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01 Commercially Reasonable Efforts. EQBK shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings; Registration Statement.

(a) EQBK, at its own expense, with the cooperation of Frontier, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Integrated Mergers and the Bank Merger by the applicable Regulatory Agencies.

(b) EQBK shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Stock for the Stock Consideration and shall, with the cooperation of Frontier and the Bank, file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and EQBK shall use its commercially reasonable efforts to cause the Registration Statement to become effective at the earliest practicable time. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the Frontier unitholders at the time of the Members’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) EQBK shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, or any notice filings required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals, or make such notice filings, on a timely basis.

(d) EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) EQBK shall keep Frontier reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger. Frontier shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. If EQBK becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, EQBK shall promptly inform Frontier thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 6.03 Untrue Representations. EQBK shall promptly notify Frontier in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Frontier or any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04 Litigation and Claims. EQBK shall promptly notify Frontier of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05 Material Adverse Changes. EQBK shall promptly notify Frontier in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in ARTICLE VII not to be satisfied.

Section 6.06 Consents and Approvals. EQBK will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on EQBK Confidential Schedule 2.03(j).

Section 6.07 Employee Matters.

(a) At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Frontier or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Frontier or any of its Subsidiaries (each a “Continuing Employee”). EQBK shall consult with the Chief Executive Officer of Frontier with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with Frontier or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of Frontier or any of its Subsidiaries.

(b) Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on EQBK Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule.

(c) If Continuing Employees become eligible to participate in a medical, dental or health plan of EQBK upon termination of any such analogous plan of Frontier or the Bank, EQBK shall use commercially reasonable efforts to cause each such plan of EQBK to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of EQBK, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Frontier or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Frontier, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Frontier or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.21, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Frontier or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.08, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09 Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Frontier to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Frontier, who enter into a non-disclosure agreement with EQBK in a form acceptable to EQBK, reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that Frontier may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish Frontier with such additional financial and operating data and other information as to the business and properties of EQBK as Frontier shall, from time to time, reasonably request. Frontier shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.10 NYSE Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to affect said listing.

Section 6.11 Disclosure Schedules. At least ten (10) days prior to the Closing, EQBK agrees to provide Frontier with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.12 No Control of Frontier’s Business. Nothing contained in this Agreement gives EQBK or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Frontier or the Bank prior to the Effective Time. Prior to the Effective Time, (a) each of Frontier and EQBK shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) Frontier shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) Frontier shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.13 Tax-free Reorganization Opinion. An authorized officer of EQBK shall execute and deliver to Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, certificates (the “EQBK Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including the Closing Date (and, if requested, as of the date on which the Registration Statement is declared effective by the SEC), in connection with each counsel’s delivery of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.10 and Section 8.14, and EQBK and Merger Sub shall also provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.10 and Section 8.14. EQBK and its Subsidiaries shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the EQBK Certificate.

Section 6.14 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Integrated Mergers, EQBK and Equity Bank shall, from and after the Effective Time, succeed to Frontier’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the managers, directors, officers, employees and agents of Frontier and the Bank, respectively, as provided in their operating agreements, articles or certificates of organization or incorporation, bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). Each of EQBK and Equity Bank hereby guaranties Frontier’s and the Bank’s indemnification obligations.

(b) Except to the extent prohibited by applicable Law, following the Effective Time and for a period of five (5) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from Frontier or the Bank.

(c) Prior to Closing, EQBK shall obtain, at the expense of EQBK, for a period of not less than five (5) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time, under Frontier’s and the Bank’s current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each Person, including, without limitation, Frontier, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Frontier or its Subsidiaries.

(d) If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.14.

(e) The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Frontier or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(f) Any Indemnified Party wishing to claim indemnification under this Section 6.14, upon learning of any claim, shall promptly notify EQBK in writing thereof. In the event of any such claim for indemnification (whether arising before or after the Effective Time), (i) EQBK shall have the right to assume the defense thereof and EQBK shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if EQBK elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between EQBK and the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and EQBK shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties in accordance with its historical business practices; provided that EQBK shall be obligated pursuant to this Section 6.14(f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) EQBK shall not be liable for any settlement effected without its prior written consent; provided that EQBK shall not have any obligation hereunder to any Indemnified Party and such Indemnified Party shall reimburse EQBK for any fees and expenses of such Indemnified Party’s counsel that were paid by EQBK, when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

Section 6.15 Tax Matters. EQBK shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3. EQBK will prepare and file (or cause to be prepared and filed) all income Tax Returns of EQBK and its Subsidiaries for the years or periods during which the Integrated Mergers take place reporting the Integrated Mergers as a “reorganization” described in Section 368(a) of the Code.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FRONTIER

The obligations of Frontier under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Frontier:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Section 4.01, Section 4.02, and Section 4.03 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to Frontier in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02 Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK under this Agreement on or prior to the Closing Date.

Section 7.03 Member Approval. Each of this Agreement and the Merger having been approved by the Frontier members at the Members’ Meeting by the minimum number of affirmative votes required by applicable Law, the Frontier Operating Agreement and the articles of organization of Frontier to approve this Agreement and the Merger.

Section 7.04 Government and Other Approvals. Frontier and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on EQBK Confidential Schedule 2.03(g) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Frontier, the Bank or any member, unitholder, officer, director, shareholder or employee of Frontier or the Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. Frontier shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Frontier.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since December 31, 2024.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.09 NYSE Listing. The shares of EQBK Class A Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE.

Section 7.10 Federal Tax Opinion. Frontier shall have received an opinion of Fenimore Kay Harrison LLP, in form and substance reasonably satisfactory to Frontier, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “FKH Tax Opinion”). In rendering the FKH Tax Opinion, counsel to Frontier may require and rely upon and may incorporate by reference representations and covenants, including those contained in Frontier Certificate and EQBK Certificate referred to in Section 5.19 and Section 6.13, respectively, and such other information reasonably requested by and provided to it by Frontier or EQBK for purposes of rendering such FKH Tax Opinion.

Section 7.11 Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.14(c).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the Frontier set forth in Section 3.01, Section 3.02, Section 3.03 (other than inaccuracies that are de minimis in amount and effect) and Section 3.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Frontier in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02 Performance of Obligations. Frontier has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Frontier under this Agreement on or prior to the Closing Date.

Section 8.03 Member Approval. Each of this Agreement and the Merger having been approved by the Frontier members at the Members’ Meeting by the minimum number of affirmative votes required by applicable Law, the Frontier Operating Agreement and the articles of organization of Frontier to approve this Agreement and the Merger.

Section 8.04 Government and Other Approvals. EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Frontier Confidential Schedule 2.02(i), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK, Equity Bank or any officer, director, shareholder or employee of EQBK or Equity Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. EQBK having received from each of the directors of Frontier and the Bank an instrument dated as of the Closing Date releasing Frontier, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except as to certain matters described therein), the form of which is attached as Exhibit D. Further, EQBK having received from each of the executive officers of Frontier and the Bank, as listed on Frontier Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Frontier, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit E.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change to Frontier since September 30, 2024.

Section 8.08 Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans of Frontier (other than such plans EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of Frontier, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 Employment Agreements. EQBK having received from the person set forth on Frontier Confidential Schedule 5.24 a fully executed employment agreement dated as of the Closing Date substantially in the form attached hereto as Exhibit F.

Section 8.10 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.11 Delivery of Closing Documents. EQBK shall have received all documents required to be received from Frontier on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.12 Minimum Members’ Equity. The members’ equity of Frontier shall be equal to or greater than $90,000,000.

Section 8.13 FIRPTA Certificate. Frontier shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Frontier, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Frontier (collectively, the “FIRPTA Certificate”).

Section 8.14 Federal Tax Opinion. EQBK shall have received (a) an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) a copy of the FKH Tax Opinion. In rendering such opinion, counsel to EQBK may require and rely upon and may incorporate by reference representations and covenants, including those contained in Frontier Certificate and EQBK Certificate referred to in Section 5.19 and Section 6.13, respectively, and such other information reasonably requested by and provided to it by Frontier or EQBK for purposes of rendering such opinion.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the unitholders of Frontier, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of EQBK and Frontier;

(b) by either Frontier or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in ARTICLE VII and ARTICLE VIII, respectively, hereof have not been met or waived by June 30, 2026 (the “Outside Date”); provided, that, if as of such Outside Date, the conditions to Closing set forth in Sections Section 7.04 and Section 8.04 have not been satisfied, then the Outside Date will be extended to September 30, 2026, if either EQBK or Frontier notifies the other party in writing on or prior to the Outside Date of its election to extend the Outside Date;

(c) by either EQBK or Frontier if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

(d) by either EQBK or Frontier if there has been any Material Adverse Change with respect to the other party;

(e) by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Frontier or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(e), then it must notify Frontier in writing of its intent to terminate stating the reason therefor. Frontier shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f) by Frontier, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Frontier if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Frontier desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by EQBK or Frontier, if this Agreement and the Merger are not approved by the required vote of members of Frontier at its Members’ Meeting, or at any adjournment or postponement thereof; provided, however, that Frontier may not terminate this Agreement pursuant to this Section 9.01(g) if Frontier has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the Frontier members at the Members’ Meeting, or at any adjournment or postponement thereof;

(h) by Frontier prior to obtaining the approval of the Frontier members at the Members’ Meeting, and subject to the terms and conditions of Section 5.23(e), in order to accept a Superior Proposal;

(i) by EQBK, if Frontier or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity;

(j) by EQBK, if the Frontier Board shall have effected a Change in Recommendation; or

(k) by Frontier, if EQBK or the Equity Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii) the provisions of this Section 9.03, and ARTICLE X (other than Section 10.06) shall survive any such termination; and

(iii) the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b) If EQBK is not in material breach of any covenant or obligation under this Agreement, Frontier shall pay to EQBK, by wire transfer of same day funds, a termination fee equal to $4,880,000 (the “Termination Fee”), if this Agreement is terminated by EQBK pursuant to Section 9.01(g).

(c) Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Frontier shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then Frontier (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(d) The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger shall be borne by EQBK.

Section 10.03 Brokerage Fees and Commissions.

(a) Except as set forth on EQBK Confidential Schedule 10.03(a), EQBK hereby represents to Frontier that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement. Frontier will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of EQBK and EQBK hereby agrees to indemnify and hold Frontier harmless for any amounts owed to any agent, representative or broker of EQBK.

(b) Except as set forth on Frontier Confidential Schedule 10.03(b), Frontier hereby represents to EQBK that no agent, representative or broker has represented Frontier in connection with the transactions described in this Agreement. EQBK will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Frontier or any unitholder of Frontier, and Frontier hereby agrees to indemnify and hold EQBK harmless for any amounts owed to any agent, representative or broker of Frontier or any unitholder of Frontier.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Support Agreements, the EQBK Confidential Schedules, the Frontier Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Frontier:

David E. Rogers

Chairman

Frontier Holdings, LLC

13333 California Street, Suite 100

Omaha, Nebraska 68154

Email: drogers@frontier.bank

With a copy (which shall not constitute notice) to:

Lowell W. Harrison

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, TX 78701

Email: LHarrison@fkhpartners.com

If to EQBK or Merger Sub:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: brade@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 10.12 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.13 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 5% or more of the consolidated assets of Frontier and its Subsidiaries or any equity or voting securities of Frontier or its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Frontier or its Subsidiaries.

“Adjusted Cash Amount” shall have the meaning set forth in Section 1.06(a)

“Adjusted Equity” shall have the meaning set forth in Section 1.06(b).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agreement” shall have the meaning set forth in the Preamble.

“Audit” shall have the meaning set forth in Section 5.07(b).

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.11.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(c).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Units” shall have the meaning set forth in Section 1.05(d).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Change in Recommendation” shall have the meaning set forth in Section 5.23(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Commencement Date” shall have the meaning set forth in Section 3.12(o).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, effective as of November 26, 2024, by and between Frontier and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).

“CRA” shall have the meaning set forth in Section 3.32.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(c).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the Preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Certificate” shall have the meaning set forth in Section 6.13.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Confidential Schedules” shall have the meaning set forth in the first paragraph of ARTICLE IV.

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK Loan Representative(s)” means Rick Sems.

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“EQBK Stock” shall have the meaning set forth in Section 1.05(a).

“Equity Adjustment” shall have the meaning set forth in Section 1.06(d).

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Bank Board” means the board of directors of Equity Bank.

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(e).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.14(a).

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FIRPTA Certificate” shall have the meaning set forth in Section 8.13.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“FKH Tax Opinion” shall have the meaning set forth in Section 7.10.

“Frontier” shall have the meaning set forth in the Preamble.

“Frontier Bank” shall have the meaning set forth in the Recitals.

“Frontier Board” shall have the meaning set forth in the Recitals.

“Frontier Certificate” shall have the meaning set forth in Section 5.19.

“Frontier Confidential Schedules” shall have the meaning set forth in the first paragraph of ARTICLE III.

“Frontier Constituent Documents” shall have the meaning set forth in Section 3.04(b).

“Frontier Equity” shall have the meaning set forth in Section 1.06(d)

“Frontier Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Frontier Manager” shall mean Frontier Management, LLC.

“Frontier Merger Costs” shall have the meaning set forth in Section 1.06(g).

“Frontier Operating Agreement” means the Second Amended and Restated Operating Agreement of Frontier Holdings, LLC, effective March 31, 2011.

“Frontier Unit(s)” shall have the meaning set forth in Section 1.05(b)

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Group Health Plan” shall have the meaning set forth in Section 3.28(g)(i).

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.14(e).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 3.12(n).

“KGCC” shall have the meaning set forth in Section 1.10.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the States of Kansas or Nebraska, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the execution and delivery of this Agreement, the announcement of the transactions contemplated by this Agreement or any litigation relating to this Agreement or the transactions contemplated hereby; provided, that with respect to clauses (i) through (vii), such party is not affected to a greater extent than other bank holding companies or insured depository institutions in the industry in which such party operates.

“MBCA” shall have the meaning set forth in Section 1.01.

“Members’ Meeting” shall have the meaning set forth in Section 5.02(a).

“Members’ Representative” shall mean the individual appointed to represent the members of Frontier with respect to certain tax matters arising under Section 5.18 or any successor thereto appointed in writing who accepts the position in accordance with Section 5.18(a). The initial Members’ Representative shall be Mark Mowat.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(h).

“NDB” means the Nebraska Department of Banking and Finance.

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(l).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Per Unit Cash Amount” shall have the meaning set forth in Section 1.06(i).

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties or Liens for Taxes being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by Frontier or any of its Subsidiaries, or have a material detrimental effect on the value thereof or its present use.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Returns” shall have the meaning set forth in Section 5.18(a).

“Property” or “Properties” shall include all real property currently owned or leased by Frontier, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of Frontier.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the NDB (vi) the SEC, (vii) any Agency, or (viii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“RULLCA” shall have the meaning set forth in Section 1.01.

“SEC” shall have the meaning set forth in Section 3.37.

“Second Certificate of Merger” shall have the meaning set forth in Section 1.10.

“Second Effective Time” shall have the meaning set forth in Section 1.10.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Securities Act” shall mean Securities Act of 1933, as amended.

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“SOA” shall have the meaning set forth in Section 5.21(b).

“Stock Consideration” shall mean that portion of the Merger Consideration consisting of shares of EQBK Class A Stock.

“Straddle Period” shall have the meaning set forth in Section 5.18(b).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that the Frontier Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Frontier and its unitholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by EQBK in response to such proposal pursuant to Section 5.23(e) or otherwise); provided that for purposes of this definition references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Entity” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.14(c).

“Tax” or “Taxes” means (i) all United States federal, state or local or non-United States taxes, assessments, charges, duties, tariffs, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, escheat, abandoned or unclaimed property, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, notice, election, form, claim for refund, or information return or statement relating to Taxe filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof (in each case, whether written, electronic or in other form).

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.14 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.15 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.16 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.17 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.18 Public Disclosure. Neither EQBK nor Frontier, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) EQBK and Frontier are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that is bound by a confidentiality agreement.

Section 10.19 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.20 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.21 No Third Party Beneficiaries. Except as provided in Section 6.07(b) and Section 6.14(e), nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

WINSTON MERGER SUB, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

FRONTIER HOLDINGS, LLC

By:	/s/ David E. Rogers
Name: David E. Rogers
Title: Chairman of the Board

[Signature Page to Agreement and Plan of Reorganization]